Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-167016 and 333-122934 on Form S-8 and No. 333-180639 on Form S-3, each of Wright Express Corporation, of our report, relating to the financial statements and supplemental schedule of Wright Express Corporation Employee Savings Plan dated June 27, 2012 appearing in this annual report on Form 11-K of the Wright Express Corporation Employee Savings Plan for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

June 27, 2012